Exhibit 10.13

FIRST AMENDMENT TO GRANT AGREEMENT

THIS FIRST AMENDMENT TO GRANT AGREEMENT (this “Amendment”), is made this 26th day of November, 2013 (the “Effective Date”) between KELLWOOD COMPANY (“Company”) and Lisa Klinger (the “Optionee”).

WHEREAS, the Optionee holds certain options to acquire common stock of Company (the “Options”) pursuant to that Grant Agreement pursuant to the 2010 Stock Option Plan of Kellwood Company, dated as of December 10, 2012 (the “Option Agreement”); and

WHEREAS, the Company and Optionee desire to amend the Option Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this First Amendment to the Option Agreement (this “Amendment”).

1. This Amendment is effective immediately as of the Effective Date.

2. Section 7 of the Option Agreement is hereby amended by adding the following new paragraph to the end of such section:

Notwithstanding the foregoing, following the closing of an IPO (as defined below), the vested portion of the option may be exercised at any time prior to the expiration date that is provided in Section 9. For the avoidance of doubt, in no event shall the previous sentence modify the vesting provisions of this Grant Agreement. For purposes of this Grant Agreement, “IPO” shall mean a sale in an underwritten initial public offering registered under the Securities Act of 1933 (as amended) of equity securities of the Company or a parent or subsidiary of, or a successor to, the Company holding all or substantially all of the business of the Company that is comprised of the Vince label of clothing.

3. Section 9 of the Option Agreement is hereby amended by adding the following sentence to the end thereof:

Notwithstanding the foregoing, following the closing of an IPO, the option shall expire, if not exercised prior thereto, on the earlier to occur of (i) ten years following the date of grant of the option; (ii) the date that is one year following the termination of Optionee’s employment by the Company due to Optionee’s death or Disability, (iii) the date that is thirty (30) days following the termination of Optionee’s employment by the Company other than for Cause or by the Optionee for any reason; provided, however, any day that occurs during a “black out period” under the Company’s Security Trading Policy which would be applicable to the Optionee if the Optionee remained an employee of the

Company, shall not be counted for purposes of calculating such thirty (30) day period or (iv) immediately upon a termination of employment by the Company for Cause.”

4. This Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, executed by all parties.

5. This Amendment shall in no way modify, alter, change or otherwise delete any provision of the Option Agreement, unless specifically done so by the terms of this Amendment, and all the remaining provisions of the Option Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date written below and upon full execution by all parties, this First Amendment shall be effective as set forth in Section 1 above.

OPTIONEE

/s/ Lisa Klinger

Date:	November 26, 2013

COMPANY

/s/ Keith Grypp

By:	Keith Grypp

Its:	Senior Vice President, Secretary and General Counsel

Date:	November 26, 2013

Signature Page to First Amendment to Grant Agreement